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EXHIBIT 16


                               WILLIAM D. LINDBERG
                           CERTIFIED PUBLIC ACCOUNTANT
                              1725 MONROVIA ST. C-1
                              COSTA MESA, CA. 92627
                             TELEPHONE 949 642 7801
                                FAX 949 574 1891
                           E.MAIL CATALINA61@JUNO.COM



December 17, 2002

Securities and Exchange Commission
450 Fifth St.
Washington D.C.

Dear Sirs:

Re:  Advanced Refrigeration Technologies, Inc.

This is to confirm that the Client-Auditor relationship between Advanced Refrigeration Technologies, Inc. and William D. Lindberg, Certified Public Accountant, has ceased.

I have read Item 4 of the Report on Form 8-K of Advanced Refrigeration Technologies, Inc. and I agree with statements contained therein as they relate to me as the auditor.


Very truly yours,

/s/ William D. Lindberg
-----------------------------
William D. Lindberg


Cc:  Advanced Refrigeration Technologies, Inc.